EXHIBIT 99.1

Contact:
William B. Boni
VP, Investor Relations/
Corp. Communications
(781) 994-0300
www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2005 YEAR END AND

FOURTH QUARTER RESULTS

Woburn, MA, February 9, 2006 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2005.

The Company reported a net loss of $7,520,000, or $0.22 per share, for the year ended December 31, 2005, compared with a net loss of $4,921,000, or $0.17 per share, for the year ended December 31, 2004.  For the quarter ended December 31, 2005, the Company reported a net loss of $2,735,000, or $0.08 per share, compared to a net loss of $1,008,000, or $0.03 per share, for the quarter ended December 31, 2004.

At December 31, 2005, the Company had a total of approximately $140,643,000 in cash and marketable securities.

“2005 saw our emergence as a fully integrated, oncology-focused research and development company and signaled our exit from our chemical services business, as we announced during the year,” said Dr. Stephen A. Hill, president and chief executive of ArQule.  “We are now in the clinic with product candidates based on highly innovative scientific platforms related to checkpoint activation and to c-Met receptor tyrosine kinase inhibition that clearly differentiate us from other companies in our sector.

“We believe another key point of differentiation for ArQule is a chemistry capability that enables us to incorporate a high degree of specificity and drug-like qualities into our product candidates from their earliest stages of development,” said Dr. Hill.  “We look forward to progress in the clinical testing of these products, as well as movement toward the clinic with additional products, that will increasingly define our presence in oncology during 2006 and 2007.”

- more -

Revenues and Expenses

Revenues for the year ended December 31, 2005 were $52,924,000, compared with revenues of $54,455,000 for the year ended December 31, 2004.  For the quarter ended December 31, 2005,

revenues were $12,333,000, compared with revenues of $14,088,000 for the quarter ended December 31, 2004. Revenues for both years were primarily associated with chemistry services provided by the Company to pharmaceutical customers and also included financial support from Roche for the ongoing development of ARQ 501, the Company’s lead Activated Checkpoint TherapySM product.

Cost of compound development revenue for the year ended December 31, 2005 was $30,086,000, compared with $31,617,000 for the year ended December 31, 2004.  Fourth quarter 2005 cost of compound development revenue was $7,851,000, compared with $7,794,000 for the fourth quarter of 2004.  For both years, cost of product revenue related primarily to expenses associated with the Company’s provision of chemistry services to its customers.

Fiscal 2005 research and development expenses were $24,751,000, compared to $20,287,000 for fiscal 2004.  Fourth quarter 2005 research and development expenses were $6,509,000, compared to $5,606,000 for the fourth quarter of 2004.  Research and development expenses during the 2005 periods consisted primarily of costs related to three Phase 1 clinical trials with ARQ 501 and to the pre-clinical development of ARQ 197, the Company’s c-Met receptor tyrosine kinase inhibitor that entered clinical trials in early 2006.

Marketing, general and administrative expenses for fiscal 2005 were $8,688,000, compared to $8,982,000 for fiscal 2004.  In the fourth quarter of 2005, these expenses were $1,892,000, compared with $2,047,000 in the fourth quarter of 2004.

2006 Clinical Activities

Based on encouraging data from its Phase 1 trials of ARQ 501 in monotherapy and combination therapy, ArQule intends to conduct a well-defined Phase 2 program in the U.S. and abroad.  This program will comprise two monotherapy studies, in leiomyosarcoma and in head and neck cancer, and two combination studies, in pancreatic cancer with gemcitabine and in ovarian cancer with paclitaxel.

The leiomyosarcoma study is currently initiated and open for recruitment at Premiere Oncology of Santa Monica, California, with additional centers to be added.  The head and neck cancer study and the pancreatic cancer study are anticipated to begin during the middle of this year, and the ovarian cancer study will follow.  The leiomyosarcoma protocol will study the Objective Response Rate in approximately 30 patients in second-line treatment of persistent, recurrent or metastatic disease, at approximately 15 sites.  Details of the remaining study protocols will be communicated as the protocols are initiated.

During 2006, ArQule is also conducting Phase 1 clinical testing with ARQ 197, a proprietary, orally administered small molecule inhibitor of the c-Met receptor tyrosine kinase.  The first patient was enrolled and dosed on February 1, 2006.  This open-label, dose escalation trial will include patients with multiple metastatic tumor types who are refractory to available therapy or for whom no standard therapy exists.  The primary objectives of the trial are to determine the tolerability, safety and a recommended dosing regimen for Phase 2 trials pending the successful completion of Phase 1, as well as to define the pharmacokinetic profile of ARQ 197 and to collect preliminary data on anti-tumor activity.

2006 Financial Guidance

For 2006, ArQule expects revenues to range between $6.5 and $7 million, primarily related to the ongoing partnership with Roche.  Net use of cash is expected to range between $53 and $59 million.  Net loss is expected to range between $33 and $39 million, and net loss per share to range between $0.93 and $1.10 for the year.  ArQule expects to end 2006 with between $82 and $88 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call at 9:00 a.m. eastern time today, February 9, 2006.  Dr. Stephen A. Hill, president and chief executive officer, and Louise A. Mawhinney, chief financial officer, will lead the call.

Date & Time:	Thursday, February 9, 2006, 9:00 a.m. eastern time
Conference Call Numbers
Domestic:	866.510.0704
International:	617.597.5362
Participant Passcode:	ArQule
Webcast:	www.ArQule.com

A replay of the conference call will be available for five days and can be accessed by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888.  The access code is 10129437.

About ArQule

ArQule, Inc. is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products are designed to affect key biological processes that are central to the development of cancer. ArQule’s innovative Activated Checkpoint TherapySM (ACTSM) platform is generating products designed to improve the way cancer patients are treated by selectively killing cancer cells and sparing normal cells through restoration and activation of cellular checkpoints that are defective in cancer. ArQule’s lead ACTSM program, based on E2F elevation, is partnered with Roche.  For more information, please visit www.arqule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. ArQule and its representatives may from time to time make written or oral forward-looking statements, including statements contained in this press release. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will” and similar expressions identify forward-looking statements. All statements which address operating performance, events or developments that ArQule expects or anticipates will occur in the future, such as projections about its future results of operations or its financial condition, research, development and commercialization of its products and anticipated trends in its business are forward-looking statements within the meaning of the Reform Act. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform or other, proprietary platforms may not improve efficacy or reduce toxicity, and compounds resulting from these platforms may not operate as intended; the current and future clinical studies may encounter enrollment difficulties and unexpected toxicity; the commencement of the anticipated clinical trials may be delayed or the trials may never commence; the preclinical efforts associated with the product pipeline may fail or prove disappointing; the animal xenograft preclinical studies may be unpredictive of human response; collaborators may terminate their agreements with ArQule because ArQule may fail to satisfy the collaborators’ needs or for other reasons; and, the risks and uncertainties described in ArQule’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

ArQule, Inc.

Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	(Unaudited)		(Unaudited)
	2005	2004	2005	2004
Revenue:
Compound development revenue	$10,662	$12,380	$46,296	$49,443
Research and development revenue	1,671	1,708	6,628	5,012
Total revenue	12,333	14,088	52,924	54,455

Costs and expenses:
Cost of compound development revenue	7,851	7,794	30,086	31,617
Research and development	6,509	5,606	24,751	20,287
Marketing, general and administrative	1,892	2,047	8,688	8,982
Restructuring credit	—	—	—	(424)
Total costs and expenses	16,252	15,447	63,525	60,462

Loss from operations	(3,919)	(1,359)	(10,601)	(6,007)

Net interest income	1,184	351	3,331	1,086
Loss on investment	—	—	(250)	—

Net loss	$(2,735)	$(1,008)	$(7,520)	$(4,921)

Basic and diluted net loss per share (A)	$(0.08)	$(0.03)	$(0.22)	$(0.17)

Weighted average common shares outstanding - basic and diluted	35,264	28,907	34,619	28,819

(A)  Basic and diluted net loss per share amounts were equal in all periods presented.

	December 31,	December 31,
Balance sheet data (in thousands):	2005	2004

Cash, cash equivalents and marketable securities	$140,643	$71,365
Working capital	105,646	54,782
Total assets	156,684	120,218
Stockholders’ equity	105,458	82,452

# # #